Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S NEW FUEL-EFFICIENT VEHICLES PLUS “CASH FOR CLUNKERS” PROGRAM DRIVE SALES INCREASE IN JULY

•	Ford, Lincoln and Mercury retail sales increased 9 percent versus a year ago; total sales (including fleet) were 158,838, up 2 percent versus a year ago
•	Ford is first among major manufacturers to report sales increase in 2009; year-over-year total sales gain is the first for Ford since November 2007
•
Ford’s fuel-efficient vehicles pace July sales results – Ford Fusion up 66 percent, Mercury Milan up 60 percent, Ford Escape up 94 percent, Mercury Mariner up 71 percent, Ford Focus up 44 percent and Ford Ranger up 65 percent; Ford hybrid sales up 323 percent

•	Ford was first to market with “Cash for Clunkers” website; more than 1 million consumers guided by www.LetFordRecycleYourRide.com
•	First 2010 model Ford Taurus and Transit Connect models were delivered to U.S. customers in July

DEARBORN, Mich., Aug. 3, 2009 – Customer demand for Ford’s fuel-efficient vehicles coupled with the U.S. government’s Car Allowance Rebate System (“Cash for Clunkers”) enabled Ford to post the first sales increase of any major manufacturer in 2009.

Ford, Lincoln and Mercury dealers reported 118,197 retail sales in July, up 9 percent versus a year ago.  Total sales (including fleet customer deliveries) were 158,838, up 2 percent versus last year.

“We had another strong month in progress before the ‘Cash for Clunkers’ program started,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service.

Go to http://media.ford.com for news releases and high-resolution photographs.

“Our products, our dealers and our advance preparation enabled us to leverage the program and drive traffic and sales to another level,” he added.  “In addition, we achieved a sales increase even though we decreased incentive spending in an increasingly competitive environment.”

July Sales Highlights

•
Ford Fusion sales totaled 17,610, a July record and up 66 percent versus a year ago, and Mercury Milan sales were up 60 percent.  The 2010 model Fusion and Milan and their hybrid versions are the most fuel-efficient mid-size sedans in America.

•
Ford Escape sales totaled 20,241, a July record and up 94 percent versus a year ago, and Mercury Mariner sales were up 71 percent.  The 2009 model Escape Hybrid and Mariner Hybrid are the most fuel-efficient utility vehicles in America.

•	Ford Focus sales totaled 21,830, up 44 percent versus a year ago. The Focus is among the most fuel-efficient compact cars in America with an EPA highway rating of 35 mpg.

•	Ford Ranger sales totaled 7,695, up 65 percent versus a year ago. The Ranger is the most fuel-efficient compact pickup in America.

•	Ford Flex sales totaled 3,631, up 65 percent versus a year ago. The Flex is among the most fuel-efficient mid-size crossover utilities in America.

•	Ford’s hybrid vehicles (Fusion, Milan, Escape and Mariner) posted combined sales of 5,353, a record for any month and up 323 percent versus a year ago.

“We have the freshest line of new products in the industry,” said Czubay.  “We’re really encouraged by the growing number of consumers who are considering Ford for their next vehicle.”

Internal and external studies show a positive trend in the percentage of consumers with favorable opinions about Ford, and growing numbers of consumers who are willing to consider purchasing a Ford vehicle, thanks to improved fuel economy, smart technology and higher residual values.

More new products are on the way.  The first new 2010 Ford Taurus sedans were delivered at the end of July, as well as the first Transit Connects.

Go to http://media.ford.com for news releases and high-resolution photographs.

The all-new Taurus is the smartest full-size sedan in America.  The Transit Connect, a small, fuel-efficient purpose-built van, is the first ONE Ford global vehicle to be sold in the United States.

This summer, Ford also will debut its EcoBoost engine technology in the Taurus SHO, Lincoln MKS, Ford Flex and all-new Lincoln MKT crossover vehicle.  In these vehicles, EcoBoost provides the fuel economy of a six-cylinder engine and the performance of a V-8.

# # #

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich. manufactures or distributes automobiles across six continents. With about 205,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.